As filed with the Securities and Exchange Commission on August 15, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMPAÑÍA CERVECERÍAS UNIDAS S.A.

(Exact Name of Registrant as Specified in Its Charter)

UNITED BREWERIES COMPANY, INC.

(Translation of Registrant’s Name Into English)

Republic of Chile	90,413,000-1
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Vitacura 2670

Twenty-Third Floor

Santiago, Chile

Tel. +562-24273401

(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

Tel. (302) 738-6680

(Name, address, and telephone number of agent for service)

Copies to:

Marcelo A. Mottesi, Esq.

Milbank, Tweed, Hadley & McCloy LLP

1 Chase Manhattan Plaza

New York, New York 10005

(212) 530-5000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed maximum aggregate Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Shares of common stock, no par value (which may be represented by American Depositary Shares) (2)		(3)
Rights to subscribe for shares of common stock (including rights to subscribe for American Depositary Shares) (2)		(3)

(1)	Includes shares of common stock that may be offered and sold in the United States and shares of common stock that are to be offered and sold outside the United States but may be resold in the United States in transactions requiring registration under the Securities Act of 1933, as amended.
(2)	American Depositary Shares issuable on deposit of the shares of common stock registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-170306) or will be registered under a future registration statement on Form F-6. Each American depositary share represents two shares of common stock.
(3)	The registrant is registering an indeterminate amount of securities for offer and sale from time to time at indeterminate offering prices. In reliance on Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of all of the registration fee to the registration of securities hereby.

PROSPECTUS

COMPAÑÍA CERVECERÍAS UNIDAS S.A.

SHARES OF COMMON STOCK

RIGHTS TO SUBSCRIBE FOR SHARES OF COMMON STOCK

We may from time to time offer our shares of common stock in the form of common stock or in the form of American Depositary Shares, or ADSs. Each ADS represents two shares of common stock. We may from time to time also offer rights to subscribe for shares of our common stock.

Our shares of common stock are listed on the Santiago Stock Exchange, the Chile Electronic Stock Exchange and the Valparaiso Stock Exchange, which we refer to collectively as the Chilean Stock Exchanges. Our ADSs are listed on the New York Stock Exchange under the symbol “CCU”. On August 13, 2013, the last reported sale price of our shares on the Santiago Stock Exchange was CLP 7,479.200 per share, and the last reported sale price of our ADSs on the New York Stock Exchange was US$29.42 per ADS.

This prospectus describes the general terms that may apply to these securities and the general manner in which they may be offered. When we offer securities, the specific terms of the securities, including the offering price, and the specific manner in which they may be offered, will be described in supplements to this prospectus.

Investing in the securities described herein involves risks. See “Risk Factors”.

Our company and our shares of common stock have been registered with the Superintendencia de Valores y Seguros (the Chilean Superintendency of Securities and Insurance, or the SVS). The SVS has not approved or disapproved of the securities offered hereby (including in the form of ADSs) or determined if this prospectus or the Spanish language prospectus that will be used in Chile is truthful or complete.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell these securities unless accompanied by a prospectus supplement.

We may not sell these securities or accept any offer to buy these securities until we deliver this prospectus and an accompanying prospectus supplement in final form. We are not using this prospectus and any accompanying prospectus supplement to offer to sell these securities or to solicit offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

The date of this prospectus is August 15, 2013.

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ABOUT THIS PROSPECTUS

This prospectus is part of an automatic “shelf” registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC. By using a shelf registration statement, we may sell any combination of the securities described in this prospectus at any time and from time to time in one or more offerings. This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any accompanying prospectus supplement or other offering materials, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference”.

In the event the information set forth in a prospectus supplement differs in any way from information set forth in this prospectus, you should rely on the information set forth in the prospectus supplement. We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, any related prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information in this prospectus, any prospectus supplement or any other offering materials is accurate as of any date other than the date of the document or that the information we have filed or will file with the SEC that is incorporated by reference in this prospectus is accurate as of any date other than the filing date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since then.

Unless the context otherwise requires, references in this prospectus, to “CCU”, the “Company”, “we”, “us” and “our” are to Compañía Cervecerías Unidas S.A. and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual and current reports and other information, including the registration statement of which this prospectus is a part and exhibits to the registration statement, with the SEC. Our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of any document we file at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our SEC filings, is also available on our website at http://www.ccu.cl and/or http://www.ccuinvestor.com. We are an issuer in Chile of securities registered with the SVS. Shares of our common stock are traded on the Chilean Stock Exchanges, under the symbol “CCU”. Accordingly, we are currently required to file quarterly and annual reports and issue hechos esenciales o relevantes (notices of essential or material events) to the SVS, and provide copies of such reports and notices to the Chilean Stock Exchanges. All such reports are in Spanish and available at http://www.ccu.cl and/or http://www.ccuinvestor.com and http://www.svs.cl. The information contained on and linked from our Internet site or the SVS site is not incorporated by reference into this prospectus.

INCORPORATION OF INFORMATION BY REFERENCE

We are “incorporating by reference” in this prospectus specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•

information contained in documents that we file in the future with the SEC automatically will update and supersede earlier information contained in or incorporated by reference in this prospectus or a prospectus supplement (any information so updated or superseded will not constitute a part of this prospectus, except as so updated or superseded).

We incorporate by reference in this prospectus the documents listed below and any future Annual Reports on Form 20-F and any future Reports on Form 6-K (to the extent designated in the Form 6-K as being filed and incorporated by reference in this prospectus) that we file with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus and prior to the termination of the offering under this prospectus:

•	Our Annual Report on Form 20-F for the year ended December 31, 2012, as amended (the “2012 Form 20-F”); and

•	Our Report on Form 6-K furnished on August 9, 2013.

We are not incorporating any document or information furnished and not filed in accordance with SEC rules. Upon written or oral request, we will provide you with a copy of any of the incorporated documents without charge (not including exhibits to the documents unless the exhibits are specifically incorporated by reference into the documents). You may submit such a request for this material to Compañía Cervecerías Unidas S.A., Vitacura 2670, Twenty-Third Floor, Santiago, Chile, Attention: Investor Relations, Felipe Arancibia (562) 2427-3050/(562) 2427-3104 or via e-mail to faranci@ccu.cl and/or investor@ccuinvestor.com.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” and Section 21E of the Securities and Exchange Act of 1934, which we refer to as the “Exchange Act.” These statements relate to analyses and other information, which are based on forecasts of future results and estimates of amounts not yet determinable. They also relate to our future prospects, development and business strategies.

These forward-looking statements are identified by the use of terms and phrases such as “anticipate,” “believes,” “could,” “expects,” “intends,” “may,” “plans,” “predicts,” “projects,” “will” and similar terms and phrases. We caution you that actual results could differ materially from those expected by us, depending on the outcome of certain factors, including, without limitation:

•	our success in implementing our investment and capital expenditure program;

•	the nature and extent of future competition in our principal marketing areas;

•	the nature and extent of a global financial disruption and its consequences;

•	political and economic developments in Chile, Argentina and other countries where we currently conduct business or may conduct business in the future, including other Latin American countries; and

•

other factors discussed herein, in our Annual Report on Form 20-F for the year ended December 31, 2012, as amended, or in any other document incorporated by reference in this prospectus, and any factors discussed in any prospectus supplement under the heading “Risk Factors.”

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date that they were made. We undertake no obligation to publically update any of these forward-looking statements to reflect events or circumstances after the date hereof, including, without limitation, changes in our business strategy or planned capital expenditures, or to reflect the occurrence of unanticipated events.

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SUMMARY

The Company

We are a diversified Chilean company engaged through our subsidiaries in the beverages and confectionary businesses, operating mainly in Chile, Argentina and Uruguay. We also export wine to more than 85 countries. We have a broad product portfolio of highly recognized brands. Based on our estimates, we are, by market share based on volume, the largest Chilean brewer, the second-largest brewer in Argentina, the second-largest Chilean soft drink producer, the third-largest producer in the domestic Chilean market, the second-largest Chilean wine exporter, the largest Chilean bottled water and nectars producer, the largest pisco producer and distributor and the second-largest juices producer. We also participate in the home and office bottled water delivery, rum distribution and confectionary industries in Chile. We have licensing and/or distribution agreements with Heineken Brouwerijen B.V., Anheuser-Busch International Inc., Cervecera Austral S.A., Cervecería Modelo S.A. de C.V., PepsiCo Inc., Pepsi Lipton International Limited, Stokely Van Camp Inc., Seven-Up International (a division of The Concentrate Manufacturing Company of Ireland), Schweppes Holdings Limited, Promarca S.A., Arthur Guinness Son & Company (Dublin) Limited and Guinness Overseas Limited, Nestlé S.A., Société des Produits Nestlé S.A., Nestec S.A., Pernod Ricard Chile S.A. and Compañía Pisquera Bauzá S.A.

Our headquarters are located at Vitacura 2670, Twenty-Third Floor, Santiago, Chile. Our telephone number at that address is +(562) 2427-3050/+(562) 2427-3104, and our web address is http://www.ccu.cl and/or http://www.ccuinvestor.com. Information contained on, or that can be accessed through, our website is not incorporated by reference in this prospectus or any prospectus supplement and does not constitute part of this prospectus or any prospectus supplement.

RISK FACTORS

An investment in our securities involves risk. You should carefully consider the risk factors incorporated by reference from our most recent Annual Report on Form 20-F and the other information contained or incorporated by reference in this prospectus or any applicable prospectus supplement, before buying our securities. For more information see “Where You Can Find More Information” and “Incorporation of Information By Reference.” The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations.

USE OF PROCEEDS

The use of proceeds will be specified in the applicable prospectus supplement.

DESCRIPTION OF SHARE CAPITAL

Set forth below is certain information concerning our share capital and a brief summary of certain significant provisions of our Bylaws and Chilean law. Holders of ADRs will be able to exercise their rights with respect to the common shares underlying the ADRs only in accordance with the terms of the deposit agreement. See “Description of American Depositary Receipts” for more information.

General

Shareholders’ rights in Chilean companies are governed by the company’s Bylaws, which serve the same purpose as the articles or certificate of incorporation and the bylaws of a company incorporated in the United States, and by Law 18,046 (the “Chilean Companies Act”). Article 137 of the Chilean Companies Act provides that all provisions of the Chilean Companies Act take precedence over any contrary provision in a company’s Bylaws. In addition, D.L. 3500, or the Pension Funds’ System Law, which permits the investment by Chilean pension funds in stock of qualified companies, indirectly affects corporate governance and prescribes certain rights of shareholders. In accordance with the Chilean Companies Act, legal actions by shareholders to enforce their rights as shareholders of the company must be brought in Chile in arbitration proceedings or, at the option of the plaintiff, before Chilean courts. Members of the board of directors, managers, officers and principal executives of the company, or shareholders that individually own shares with a book value or stock value higher that UF 5,000 (US$237,944 as of December 31, 2012) at the time of filing of the lawsuit do not have the option to bring the procedure to the courts.

The Chilean securities markets are principally regulated by the SVS under Law 18,045 (the “Securities Market Law”) and the Chilean Companies Act. These two laws provide for disclosure requirements, restrictions on insider trading and price manipulation, and protection of minority shareholders. The Securities Market Law sets forth requirements for public offerings, stock exchanges and brokers, and outlines disclosure requirements for companies that issue publicly offered securities. The Chilean Companies Act and the Securities Market Law, both as amended, provide rules regarding takeovers, tender offers, transactions with related parties, qualified majorities, share repurchases, directors’ committee, independent directors, stock options and derivative actions.

Public Register

CCU is a publicly held stock corporation incorporated under the laws of Chile. CCU was incorporated by public deed issued on January 8, 1902 by the Notary Public of Santiago, Mr. Pedro Flores Zamudio. Its existence was approved by the SVS by means of Resolution N° 889 dated March 19, 1902 and it was registered in 1902, in the Commercial Registrar of Valparaíso (Registro de Comercio del Conservador de Bienes Raíces y Comercio de Valparaiso), on the reverse side of page 49 under No. 45. In July 13, 2001, CCU was registered in the Commercial Registrar of Santiago (Registro de Comercio del Conservador de Bienes Raíces y Comercio de Santiago), on page 18,149, under No. 14,600. CCU is registered with the SVS and its entry number is 0007. CCU is also registered with the SEC and its SEC file number is 001-14906.

Reporting Requirements Regarding Acquisition or Sale of Shares

Under Article 12 of the Securities Market Law and General Rule 269 of the SVS, certain information regarding transactions in shares of a publicly held stock corporation or in contracts or securities whose price or results depend on or are conditioned in whole or in part on the price of such shares must be reported to the SVS and the Chilean stock exchanges. Since ADSs are deemed to represent the shares of common stock underlying the ADSs, transactions in ADSs will be subject to these reporting requirements and those established in Circular 1375 of the SVS. Shareholders of publicly held stock corporations are required to report to the SVS and the Chilean stock exchanges on which the shares are listed:

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any direct or indirect acquisition or sale of shares or options to buy or sell shares, in any amount, made by a holder who owns, directly or indirectly, at least 10% of a publicly held stock corporation’s subscribed capital;

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any direct or indirect acquisition or sale of contracts or securities whose price or results depend on or are conditioned in whole or in part on the price of shares, made by a holder who owns, directly or indirectly, at least 10% of a publicly held stock corporation’s subscribed capital;

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direct or indirect acquisition or sale of shares made by a person who, due to an acquisition of shares of such publicly held stock corporation, results in the holder acquiring, directly or indirectly, at least 10% of a publicly held stock corporation’s subscribed capital; and

•

any direct or indirect acquisition or sale of shares or options to buy or sell shares in any amount, made by a director, receiver, principal executive, general manager or manager of a publicly held stock corporation.

In addition, majority shareholders of a publicly held stock corporation must inform the SVS and the Chilean stock exchanges if such transactions are entered into with the intention of acquiring control of the corporation or if they are making a passive financial investment instead.

Under Article 54 of the Securities Market Law and SVS regulations, persons or entities that intend to acquire control, whether directly or indirectly, of a publicly held stock corporation, must follow certain notice requirements, regardless of the acquisition vehicle or procedure or whether the acquisition will be made through direct subscriptions or private transactions. The potential acquiror must first send a written communication to the target corporation, any companies controlling or controlled by the target corporation, the SVS and the Chilean stock exchanges on which the securities are listed, stating, among other things, the person or entity purchasing or selling and the price and conditions of any negotiations.

The potential acquiror must also inform them of its planned acquisition at least ten business days prior to the date on which the transaction is to close, and in any event, as soon as negotiations regarding the change of control begin (i.e., when confidential information and documents concerning the target are delivered to the potential acquiror). Notice is made through a filing with the SVS, the relevant Chilean stock exchanges and any companies controlling or controlled by the target corporation and through a notice published in two Chilean newspapers and web site of the target company, if any.

In addition, Article 54A of the Securities Market Law requires that, within two business days of the completion of the transactions pursuant to which a person has acquired control of a publicly held stock corporation, a notice be published in the same newspapers in which the notice referred to above was published and notices be sent to the same persons referred to in the preceding paragraphs.

Any owner of our shares who intends to acquire control of us will be subject to these reporting requirements. The provisions described above do not apply whenever the acquisition is being made through a tender or exchange offer.

Title XXV of the Securities Market Law on tender offers and SVS regulations provide that the following transactions must be carried out through a tender offer:

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an offer which allows to take control of a publicly held stock corporation, unless the shares are being sold by a controlling shareholder of such corporation at a price in cash which is not substantially higher than the market price and the shares of such corporation are actively traded on a Chilean stock exchange;

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an offer for all the outstanding shares of a publicly held stock corporation upon acquiring two-thirds or more of its voting shares; this offer must be made at a price not lower than the price at which appraisal rights may be exercised (i.e., if the shares of the corporation are not actively traded, the book value, or, if the shares of the corporation are actively traded, the weighted average price at which the stock has been traded for the 60-trading day period that is between the 90th trading day and the 30th trading day preceding the acquisition); and

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an offer for a controlling percentage of the shares of a publicly held stock corporation if such person intends to take control of the holding company (whether listed or not) controlling such publicly held corporation, to the extent that the operating company represents 75% or more of the consolidated net assets of the holding company.

Article 200 of the Securities Market Law prohibits any shareholder that has taken control of a publicly held stock corporation from acquiring, for a period of 12 months from the date of the transaction that granted it control of the publicly held stock corporation, a number of shares equal to or higher than 3% of the outstanding issued shares of the target company without making a tender offer at a price per share not lower than the price paid at the time of taking control. However, should the acquisition from the other shareholders of the publicly held stock corporation be made on the floor of a stock exchange and on a pro rata basis, the controlling shareholder may purchase a higher percentage of shares, if so permitted by the regulations of the Chilean stock exchange. Title XV of the Securities Market Law sets forth the basis for determining what constitutes a controlling power, a direct holding and a related party.

If the offeror acquired shares in the period starting 30 days prior to the tender offer and ending 90 days after the expiration date of the tender offer in price conditions better than those of the tender offer, it shall extend those conditions to the shareholders that sold to the offeror prior to or in the tender offer. Such a rule is meant to prevent discrimination among shareholders.

During the period of the tender offer, the offeror may not acquire shares of the target company through private transactions or in stock exchanges, whether local or foreign, without being subject to the tender offer procedures. A tender offer may be directed at a specific series or class of shares, provided that the offeror treats equally all shareholders within such series or class of shares. However, if such series or class of shares is vested with preemptive controlling rights over the target company, the offeror will launch a joint tender offer for an equal percentage over the other series or classes of shares.

Corporate Objectives and Purposes

Article 4 of our Bylaws states that our corporate objectives and principal purposes are to produce, manufacture and market alcoholic and non-alcoholic beverages in general, to manufacture containers and packaging, and to provide transportation services, among other businesses.

Board of Directors

Our Board of Directors is comprised of nine members who are appointed by shareholders at the ordinary shareholders’ meeting, or OSM, of the Company and are elected for a period of three years, at the end of which they will be re-elected or replaced.

The nine directors elected at the OSM are the nine individual nominees who receive the highest majority of the votes. Each shareholder may vote his shares in favor of one nominee or may apportion his shares among any number of nominees, provided, however, that a special rule applies for the election of at least one independent director.

The compensation of the directors is set annually at the OSM.

Agreements entered into by CCU with related parties can only be executed when such agreements serve the interest of the Company, and their price, terms and conditions are consistent with prevailing market conditions at the time of their approval and comply with all the requirements and procedures indicated in Title XVI of the Chilean Companies Act.

Certain Powers of the Board of Directors

Our Bylaws do not contain provisions relating to:

•	the directors’ power, in the absence of an independent quorum, to vote on compensation for themselves or any members of their body;

•	borrowing powers exercisable by the directors and how such borrowing powers can be varied;

•	retirement or non-retirement of directors under an age limit requirement; or

•	a requirement to own shares for qualification as a director.

Certain Provisions Regarding Shareholder Rights

As of the date of the filing of this prospectus, CCU’s capital is comprised of only one class of shares, all of which are shares of common stock and have the same rights.

Our Bylaws do not contain any provisions relating to:

•	redemption provisions;

•	squeeze-out provisions

•	sinking funds; or

•	liability for capital calls by the Company.

Under the Chilean Companies Act, the rights of holders of stock of the Company may only be changed by an amendment to the Bylaws that comply with the requirements explained below under “—Shareholders’ Meetings and Voting Rights”.

Capitalization

Under the Chilean Companies Act, only the shareholders of a company acting at an extraordinary shareholders’ meeting, or ESM, have the power to authorize a capital increase. When an investor subscribes for shares, these are officially issued and registered under his name, and the subscriber is treated as a shareholder for all purposes, except receipt of dividends and for return of capital in the event that the shares have been subscribed but not paid for. The subscriber becomes eligible to receive dividends only for the shares that he has actually paid for or, if he has paid for only a portion of such shares, the pro rata portion of the dividends declared with respect to such shares unless the Company’s Bylaws provide otherwise. If a subscriber does not fully pay for shares for which he has subscribed on or prior to the date agreed upon for payment, the Company is entitled to auction the shares on the stock exchange where such shares are traded and has a cause of action against the subscriber for the difference between the subscription price and the price actually received at auction, if any. However, until such shares are sold at auction, the subscriber continues to possess all the rights of a shareholder, except the right to receive dividends and return of capital. When there are authorized and issued shares for which full payment has not been made within the period fixed by shareholders at the same ESM at which the subscription was authorized (which in no case may exceed three years from the date of such meeting), the Board must proceed to collect payment, unless the shareholders’ meeting had authorized (by two-thirds of the voting shares) to reduce the company’s capital to the amount effectively collected.

Article 22 of the Chilean Companies Act provides that the purchaser of shares of a company implicitly accepts its Bylaws and any agreements adopted at shareholders’ meetings.

As of December 31, 2012, the subscribed and fully paid capital of the Company totaled CLP 231,019,592 thousands and consisted of 318,502,872 shares.

Preemptive Rights and Increases of Share Capital

The Chilean Companies Act requires Chilean companies to grant shareholders preemptive rights to purchase a sufficient number of shares to maintain their existing ownership percentage of such company whenever such company issues new shares.

Under the Chilean Companies Act, preemptive rights are exercisable or freely transferable by shareholders during a 30-day period following the day the preemptive rights offering is launched. During such 30-day period, and for the 30 days immediately following the initial 30-day period, publicly held stock corporations are not permitted to offer any unsubscribed shares to third parties on terms which are more favorable than those offered to their shareholders. At the end of the second 30-day period, a Chilean publicly held stock corporation is authorized to sell unsubscribed shares to third parties on any terms, provided they are sold on one of the Chilean Stock Exchanges.

Shareholders’ Meetings and Voting Rights

An OSM must be held within the first four months following the end of our fiscal year. The last OSM was held on April 10, 2013. An ESM may be called by the Board of Directors when deemed appropriate, when requested by shareholders representing at least 10% of the issued shares with voting rights or by the SVS. The last ESM was held on June 18, 2013, summoned by the Board of Directors in connection with approval of a proposed capital increase. To convene an OSM or an ESM, notice must be given three times in a newspaper located in our corporate domicile. The newspaper designated by our shareholders is Estrategia. The first notice must be published not less than 15 days and no more than 20 days in advance of the scheduled meeting. Notice must also be mailed to each shareholder, to the SVS and to the Chilean Stock Exchanges.

Under the Chilean Companies Act, a quorum for a shareholders’ meeting is established by the presence, in person or by proxy, of shareholders representing at least a majority of the issued shares with voting rights of a company. If a quorum is not present at the first meeting, a reconvened meeting can take place at which the shareholders present are deemed to constitute a quorum regardless of the percentage of the shares represented. The second meeting must take place within 45 days following the scheduled date for the first meeting. Shareholders’ meetings adopt resolutions by the affirmative vote of a majority of those shares present or represented at the meeting.

An ESM must be called to take the following actions:

•	a transformation of the company or a merger or split-up of the company;

•	an amendment to the term of duration or early dissolution of the company;

•	a change in the corporation’s domicile;

•	a decrease of corporate capital;

•	an approval of capital contributions in kind and non-monetary assessments;

•	a modification of the authority reserved to shareholders or limitations on the board of directors;

•	a reduction in the number of members of the board of directors;

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a disposition of 50% or more of the assets of the corporation, whether it includes disposition of liabilities or not, as well as the approval or the amendment of the business plan which contemplates the disposition of assets in an amount greater that such percentage;

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the disposition of 50% or more of the assets of a subsidiary, as long as such subsidiary represents at least 20% of the assets of the corporation, as well as any disposition of its shares that results in the parent company losing its position as controller;

•	the form of distributing corporate benefits;

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issue of guarantees for third-party liabilities which exceed 50% of the assets, except when the third party is a subsidiary of the company, in which case approval of the board of directors is deemed sufficient;

•	the purchase of the corporation’s own shares;

•	others established by the bylaws or the laws;

•	certain remedies to cure nullification defects of the corporate bylaws;

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inclusion in the bylaws of the right to purchase shares from minority shareholders (squeeze-out provisions), when the controlling shareholders reaches 95% of the company’s shares by means of a tender offer for all of the company’s shares, where at least 15% of the shares have been acquired from unrelated shareholders; or

•	approval or ratification of acts or contracts with related parties.

Regardless of the quorum present, the vote required for any of the actions above is at least two-thirds of the outstanding shares with voting rights. Other actions at an ESM are passed by affirmative vote of an absolute majority of the shares present or represented at the meeting.

Bylaw amendments for the creation of a new class of shares, or an amendment to or an elimination of a class of shares that already exists, must be approved by at least two-thirds of the outstanding shares of the affected series.

The Chilean Companies Act does not require a publicly held stock corporation to provide its shareholders the same level and type of information required by the U.S. federal securities laws regarding the solicitation of proxies. However, shareholders are entitled to examine the books of a publicly held stock corporation within the 15-day period before its scheduled meeting. Under the Chilean Companies Act, a notice of a shareholders meeting listing matters to be addressed at the meeting must be mailed at least 15 days prior to the date of such meeting, including an indication of the way complete copies of the documents that support the matters submitted for voting can be obtained, which indication must also be made available to shareholders on the Company’s website. In the case of an OSM, the annual report of the Company’s activities, which includes audited financial statements, must also be made available to shareholders and published on the Company’s website at: http://www.ccu.cl and/or http://www.ccuinvestor.com.

The Chilean Companies Act provides that, upon the request by the Directors’ Committee or by shareholders representing at least 10% of the issued shares with voting rights, a Chilean company’s annual report must include, in addition to the materials provided by the board of directors to shareholders, such shareholders’ comments and proposals in relation to the company’s affairs. Similarly, the Chilean Companies Act provides that whenever the board of directors of a publicly held stock corporation convenes an OSM, it is obligated to include the pertinent comments and proposals that may have been made by the Directors’ Committee or by shareholders owning 10% or more of the shares with voting rights who request that such comments and proposals be so included.

Only shareholders registered as such with CCU as of midnight on the fifth business day prior to the date of a meeting are entitled to attend and vote their shares. A shareholder may appoint another individual, who does not need to be a shareholder, as his proxy to attend the meeting and vote on his behalf. Proxies for such representation shall be given in writing for all the shares held by the owner. Every shareholder entitled to attend and vote at a shareholders’ meeting shall have one vote for every share subscribed.

There are no limitations imposed by the Chilean Companies Act or our Bylaws on the right of nonresidents or foreigners to hold or vote shares of common stock. However, the registered holder of the shares of common stock represented by ADSs is JPMorgan Chase Bank, N.A., as depositary, or any successor thereto. Accordingly, holders of ADSs are not entitled to receive notice of meetings of shareholders directly or to vote the underlying shares of common stock represented by ADSs. The Deposit Agreement pursuant to which the ADSs are issued (described under “Description of American Depositary Shares”) contains provisions under which the depositary has agreed to solicit instructions from registered holders of ADSs as to the exercise of the voting rights pertaining to the shares of common stock represented by the ADSs. Subject to compliance with the requirements of the

Deposit Agreement and receipt of such instructions, the depositary has agreed to endeavor, insofar as practicable and permitted under the Chilean Companies Act and the provisions of the Bylaws, to vote or cause to be voted (or grant a discretionary proxy to a person designated by the Company to vote) the shares of common stock represented by the ADSs in accordance with any such instruction. The depositary shall not itself exercise any voting discretion over any shares of common stock underlying ADSs. If no voting instructions are received by the depositary from a holder of ADSs with respect to the shares of common stock represented by the ADSs on or before the date established by the depositary for such purpose, the depositary will deem such holder to have instructed the depositary to give a discretionary proxy to a person designated by the Company with respect to such shares of common stock represented by the ADSs and the depositary will give a discretionary proxy to a person designated by the Company, subject to limitations set forth in the Deposit Agreement.

Dividends and Liquidation Rights

According to the Chilean Companies Act, unless otherwise decided by unanimous vote of its issued shares eligible to vote, all publicly held stock corporations must distribute a cash dividend in an amount equal to at least 30% of their consolidated net income, before amortization and negative goodwill for each year (utilidades líquidas, calculated according to the local accounting rules applicable to the company when preparing financial statements to be submitted to the SVS), unless and except to the extent the company has carried forward losses. The law provides that the board of directors must agree to the dividend policy and inform such policy to the shareholders at an OSM.

Any additional dividend in excess of 30% of net income may be paid if so decided by the OSM. The OSM may also declare an optional dividend payable at the election of the shareholder, in cash, in CCU shares or in shares of publicly held corporations held by CCU. Shareholders who do not expressly elect to receive a dividend other than in cash are legally presumed to have decided to receive the dividend in cash.

Dividends which are declared but not paid within the appropriate time period set forth in the Chilean Companies Act (as to minimum dividends, 30 days after declaration; as to additional dividends, the date set for payment at the time of declaration within the fiscal year) are adjusted to reflect the change in the value of UF, from the date set for payment to the date such dividends are actually paid. Such dividends also accrue interest at the rate set forth in the Chilean Companies Act. The right to receive a dividend lapses if it is not claimed within five years from the date such dividend is payable. Payments not collected in such period are transferred for the benefit of the Chilean Fire Department.

In the event of a liquidation of the Company, the holders of shares would participate in the assets available in proportion to the number of paid-in shares held by them, after payment to all creditors.

Approval of Financial Statements

The Board of Directors is required to submit CCU’s consolidated financial statements to the shareholders annually, for their approval at an OSM. If the shareholders by a vote of a majority of shares present (in person or by proxy) at the shareholders’ meeting reject the financial statements, the Board of Directors must submit new financial statements no later than 60 days from the date of such meeting. If the shareholders reject the new financial statements, the entire Board of Directors is deemed removed from office and a new board is elected at the same meeting. Directors who individually approved such financial statements are disqualified for reelection for the following period. Our shareholders have never rejected the financial statements presented by the Board of Directors.

Change of Control

The Securities Markets Law establishes a comprehensive regulation related to tender offers. The law defines a tender offer as the offer to purchase shares of a publicly held stock corporation and which offer is made to shareholders to purchase their shares under conditions which allow the bidder to reach a certain percentage of ownership of the company within a fixed period of time. These provisions apply to both voluntary and hostile tender offers.

Acquisition of Shares

There are no provisions in our Bylaws that discriminate against any existing or prospective holder of shares as a result of such shareholder owning a substantial number of shares.

Right of Dissenting Shareholders to Tender Their Shares

The Chilean Companies Act provides that upon the adoption of any of the resolutions enumerated below at a meeting of shareholders, dissenting shareholders acquire the right to withdraw from the company and to compel the company to repurchase their shares, subject to the fulfillment of certain terms and conditions. In order to exercise such withdrawal rights, holders of ADSs must first withdraw the shares represented by their ADSs pursuant to the terms of the Deposit Agreement.

“Dissenting” shareholders are defined as those who at a shareholders’ meeting vote against a resolution that results in the withdrawal right, or who if absent from such meeting, state in writing their opposition to the respective resolution, within the 30 days following the shareholders’ meeting. The price paid to a dissenting shareholder of a publicly held stock corporation whose shares are quoted and actively traded on one of the Chilean Stock Exchanges, is the weighted average of the sales prices for the shares as reported on the Chilean Stock Exchanges on which the shares are quoted for the 60-trading day period that is between the 90th trading day and the 30th trading day preceding the shareholders’ meeting giving rise to the withdrawal right. If, because of the volume, frequency, number and diversity of the buyers and sellers, the SVS determines that the shares are not actively traded on a stock exchange, the price paid to the dissenting shareholder shall be the book value. Book value for this purpose shall equal paid capital plus reserves and profits, less losses, divided by the total number of subscribed shares, whether entirely or partially paid. For the purpose of making this calculation, the last consolidated statements of financial position is used, as adjusted to reflect inflation up to the date of the shareholders’ meeting which gave rise to the withdrawal right.

The resolutions that result in a shareholder’s right to withdraw include, among others, the following:

•	the transformation of the company;

•	the merger of the company with another company;

•

disposition of 50% or more of the assets of the corporation, whether it includes disposition of liabilities or not, as well as the approval or the amendment of the business plan which contemplates the disposition of assets in an amount greater than such percentage;

•

the disposition of 50% or more of the assets of a subsidiary, as long as such subsidiary represents at least 20% of the assets of the corporation, as well as any disposition of its shares that results in the parent company losing its position of controller;

•	issue of guarantees for third parties’ liabilities which exceed 50% of the assets (if the third party is a subsidiary of the company, the approval of the board of directors is sufficient);

•

the creation of preferential rights for a class of shares or certain amendments to the existing ones. In this case the right to withdraw only accrues to the dissenting shareholders of the class or classes of shares adversely affected;

•	certain remedies to cure nullification defects of the corporate bylaws;

•	the decision to cease to be subject to the rules applicable to publicly held stock corporations; and

•	such other causes as may be established by the law or by the company’s bylaws.

The right of dissenting shareholders to tender their shares will be exercised for the totality of the shares that the dissenting shareholder has registered in his or her name on the date which establishes his or her right to participate in the shareholders’ meeting in which the decision that triggers the withdrawal is made, and still maintains in his or her name on the date in which he or she communicates to the company the decision to withdraw.

Investments by AFPs

The Pension Funds’ System Law permits AFPs to invest their funds in companies that are subject to Title XII (“Title XII Companies”) and, subject to greater restrictions, in other companies.

Title XII Companies are required to have bylaws that limit the ownership of any shareholder to a specified maximum percentage, bylaws that require that certain actions be taken only at a meeting of the shareholders and bylaws that give the shareholders the right to approve certain investment and financing policies. These matters are not included in our Bylaws.

Registrations and Transfers

Shares issued by CCU are registered with an administrative agent named DCV Registros S.A. who is responsible for CCU’s shareholders registry. In case of jointly owned shares, an attorney-in-fact must be appointed to represent the joint owners in dealing with CCU.

DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS

JPMorgan Chase Bank, N.A. acts as the depositary for the American Depositary Shares. JPMorgan Chase Bank, N.A.’s depositary offices are located at 1 Chase Manhattan Plaza, 58th Floor, New York, New York 10005. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary. ADSs are represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs”. The depositary typically appoints a custodian to safe keep the securities on deposit. In our case, the custodian is Banco de Chile, located at Av. Andrés Bello 2687, 6th Floor, Santiago, Chile.

We appointed JPMorgan Chase Bank, N.A. as depositary pursuant to an amended and restated deposit agreement, dated as of July 31, 2013 (the “Deposit Agreement”). A copy of the Deposit Agreement is on file with the SEC under cover of a registration statement on Form F-6. You may obtain a copy of the Deposit Agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (http://www.sec.gov). Please refer to Registration Number 333-170306 when retrieving such copy.

We are providing you with a summary description of the material terms of the ADSs and your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that rights and obligations as an owner of ADSs will be determined by reference to the terms of the Deposit Agreement and not by this summary. We urge you to review the Deposit Agreement in its entirety as well as the form of ADR attached to the Deposit Agreement.

Each ADS represents two shares of common stock of CCU on deposit with the custodian. An ADS will also represent any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

If you become an owner of ADSs, you will become a party to the Deposit Agreement and therefore will be bound to its terms and to the terms of the ADR that represents your ADSs. The Deposit Agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The Deposit Agreement and the ADRs are governed by New York law. However, our obligations to the holders of shares of common stock will continue to be governed by the laws of Chile, which are different from New York law.

As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and the Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as an ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADR registered in your name and, as such, we will refer to you as the “holder”. When we refer to “you”, we assume the reader owns ADSs and will own ADSs at the relevant time.

Dividends and Distributions

As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the Deposit Agreement in proportion to the number of ADSs held as of a specified record date.

Distributions of Cash

Upon receipt by the custodian of a cash distribution for the securities on deposit, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders. The conversion into U.S. dollars will take place only if reasonable, in the judgment of the depositary, if the U.S. dollars are transferable to the United States and if permitted by Chilean law and regulations. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property, such as undistributed rights, held by the custodian in respect of securities on deposit.

Distributions of Shares

Upon receipt of a dividend or free distribution of shares, the depositary may and will if we so request, distribute to holders, in proportion to the number of ADSs held, new ADSs representing the shares of common stock deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs upon a distribution of shares of common stock will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new shares of common stock so distributed.

No such distribution of new ADSs will be made if it would violate a law, including the U.S. securities laws. If the depositary does not distribute new ADSs as described above, it will sell the shares of common stock received and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

If we offer to our holders of shares rights to purchase additional ADSs, the depositary has discretion as to the procedures to follow in making such rights available to the holders of ADSs or selling such rights on behalf of holders and making the net proceeds available in U.S. dollars to such holders. If we so request, the depositary will take the following actions:

•

If at the time of the offering the depositary determines that it is lawful and feasible to make such rights available to holders, the depositary will distribute such rights to holders in proportion to the number of ADSs held, or the depositary will employ such other method as it may deem feasible in order to facilitate the exercise, sale or transfer of rights by such holders;

•

if at the time of any such offering the depositary determines that it is not lawful or not feasible to make such rights available to holders, or if the rights are not exercised and appear to be about to lapse, the depositary in its discretion, after consultation with the Company, may sell such rights at public or private sale, and may allocate the proceeds of such sales for account of the holders otherwise entitled thereto upon an averaged or other practicable basis; or

•	if by the terms of the offering or for any other reason the depositary cannot make those rights available to the holders, then the depositary may allow those rights to lapse;

provided, however, that if by the terms of such rights offering or by reason of applicable law, the depositary may neither make such rights available to the holders nor dispose of such rights and make the net proceeds to the holders, then the depositary shall allow the rights to lapse.

If the distribution of rights requires the rights to be registered under the Securities Act, the depositary will not distribute such rights unless and until such registration statement is in effect, or unless the transaction is exempt from registration under the provisions of the Securities Act.

If the depositary has distributed the rights to holders of ADSs, the depositary will exercise such rights on behalf of the holders upon receipt of the following:

•	payment of the purchase price for the share to be purchased upon the exercise of the right;

•	a duly completed and signed exercise instruction; and

•	payment of the applicable fee and charges.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful. The proceeds of such sale will be distributed to the holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

Provided we have indicated that the elective distribution is to be made available to you, the depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the Deposit Agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the Deposit Agreement.

If the election is not made available to you for any of the above reasons, you will receive either cash or additional ADSs, depending on what a shareholder in Chile would receive upon failing to make an election, as more fully described in the Deposit Agreement.

Other Distributions

Whenever we distribute property other than cash, shares of common stock or rights to purchase additional shares of our common stock, the depositary will consult with us to the extent practicable and distribute such property to holders of ADSs in proportion to the number of ADSs held, in any manner that the depositary, with our consent, deems equitable and practicable for accomplishing the distribution.

If the depositary determines that such distribution cannot be made proportionately among the holders of ADRs, or for any other reason the depositary deems such distribution not to be reasonably practicable, the depositary may, with our approval, adopt such distribution method, including a sale, as it deems equitable and practicable.

If the depositary sells such property, the net proceeds of such sale will be distributed to holders as in the case of a cash distribution, net of fees, expenses, taxes or governmental charges payable by holders under the Deposit Agreement.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Changes Affecting Shares of Common Stock

The shares of common stock held on deposit for ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or classification of such shares of common stock or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the shares of common stock held on deposit. The depositary may, with our approval, or if we so request, in such circumstances deliver new ADSs to you or call for the exchange of your existing ADSs for new ADSs. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Shares of Common Stock

The depositary may create ADSs on your behalf if you or your broker deposits shares of common stock with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the shares of common stock to the custodian.

The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the shares of common stock have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

When you make a deposit of shares of common stock, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•	The shares are duly authorized, validly issued, fully paid, non assessable and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such shares have been validly waived or exercised.

•	You are duly authorized to deposit the shares.

•

The shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the Deposit Agreement).

•	The shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties is incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to attempt to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

•	duly deliver the ADRs to the depositary at its principal office;

•	ensure that the surrendered ADR certificate is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the Deposit Agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the Deposit Agreement, upon a combination or split up of ADRs.

Withdrawal of Shares upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the underlying shares of common stock at the custodian’s offices. In order to withdraw the shares of common stock represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the shares of common stock being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the Deposit Agreement.

If you hold an ADS registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and certain other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the shares of common stock represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•	Temporary delays that are caused by clearing of the transfer books for the shares of common stock or the ADSs or the payment of dividends.

•	Obligations to pay fees, taxes and similar charges.

•	Restrictions imposed due to laws or regulations applicable to ADSs or the withdrawal of deposited securities.

The Deposit Agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the Deposit Agreement to instruct the depositary to exercise the voting rights for the shares of common stock represented by your ADSs. The voting rights of holders of shares of common stock are described in “Description of Share Capital—Shareholders’ Meetings and Voting Rights”.

The depositary will mail to you any notice of a shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs.

If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor insofar as practicable to vote the securities represented by the holder’s ADSs in accordance with such voting instructions.

Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

If the depositary does not receive your voting instructions in a timely manner you will nevertheless be treated as having instructed the depositary to give a discretionary proxy to a person designated by the Company to vote the shares represented by your ADSs in his/her discretion, provided that no such instruction will be deemed given and no such discretionary proxy will be given with respect to any matter as to which the Company informs the depositary that (x) the Company does not wish such proxy given, (y) substantial opposition exists or (z) such matter materially and adversely affects the rights of holders of the shares of common stock represented by the ADSs.

Fees and Charges

The holders of ADSs agree to pay the following fees of the depositary:

Service	Fee
Issuance of ADSs	US$5 per each 100 ADSs (or portions thereof) issued

Cancellation or reduction of ADSs	US$5 per each 100 ADSs (or portions thereof) cancelled or reduced

Distribution of cash dividends or other cash distributions	Up to US$0.05 per ADS

Transfers of receipts	US$1.50 per ADR

Depositary services	Up to US$0.05 per calendar year per ADS held on the applicable record date(s) established by the depositary

As an ADS holder you will also be responsible to pay certain fees and expenses incurred by the depositary and certain taxes and governmental charges such as:

•	Fees for the distribution or sale of securities.

•

Fees for the reimbursement of the fees, charges and expenses incurred by the depositary or any of its agents in connection with the servicing of the shares or other deposited securities, the sale of securities, and the delivery of deposited securities in connection with compliance with applicable law, rule or regulations.

•	Stock transfer or other taxes and other governmental charges.

•	Expenses for cable, telex and fax transmissions and for delivery of securities.

•	transfer or registration fees for the registration or transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities

•	Expenses incurred for converting foreign currency into U.S. dollars

We have agreed to pay certain other charges and expenses of the depositary. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes.

Amendments and Termination

We may agree with the depositary to modify the Deposit Agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that increase any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses)or that would prejudice any of their existing substantial rights under the Deposit Agreement, except in very limited circumstances enumerated in the Deposit Agreement.

You will be bound by the modifications to the Deposit Agreement if you continue to hold your ADSs after the modifications to the Deposit Agreement become effective. The Deposit Agreement cannot be amended to prevent you from withdrawing the shares of common stock represented by your ADSs, except as permitted by law.

We have the right to direct the depositary to terminate the Deposit Agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the Deposit Agreement. In either case, the depositary must give notice to the holders at least 90 days before termination. Until termination, your rights under the Deposit Agreement will be unaffected.

After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office at all reasonable times but solely for the purpose of communicating with other holders in the interest of matters relating to the ADSs, the Deposit Agreement or our business.

The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The Deposit Agreement limits our obligations and the depositary’s obligations to you in several respects, including the following:

•	We and the depositary are obligated only to take the actions specifically stated in the Deposit Agreement without gross negligence or willful misconduct.

•

The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the Deposit Agreement.

•

The Depositary disclaims any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act in respect thereto, and also disclaims all liability for any error or delay in action, omission to act, default or negligence on the part of any party retained in connection with any such sale or proposed sale.

•

We and the depositary disclaim any liability if we or the depositary are prevented or forbidden from, or delayed in, doing or performing any act or thing required by the terms of the Deposit Agreement, by reason of any provision, present or future of any law or regulation, or by reason of any present or future provision of foreign exchange contract or our bylaws, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•	We and the depositary disclaim any liability by reason of the performance or non-performance or delay in the performance of any act or thing that may be done in their discretion.

•

We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting shares for deposit, any holder of ADSs or authorized representative thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•

We and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of shares but is not, under the terms of the Deposit Agreement, made available to you.

•	We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary also disclaim liability for any indirect, special, consequential or punitive damages resulting from any breach of the terms of the Deposit Agreement.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduce tax withholding for any distribution on behalf of holders of ADSs. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes arising out of any tax benefit obtained.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion can be done on a practicable basis and will distribute the U.S. dollars in accordance with the terms of the Deposit Agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency cannot be done on a practicable basis, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•	Convert the foreign currency to the extent permissible and distribute the U.S. dollars to the holders for whom the conversion and distribution is practicable.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practicable.

•	Hold the foreign currency, without liability for interest, for the applicable holders.

DESCRIPTION OF RIGHTS TO SUBSCRIBE FOR COMMON STOCK OR ADSs

We may issue rights to subscribe for shares of our common stock or our ADSs. These rights may be transferable by the security holder receiving the rights. In connection with any offering of rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed after such offering.

The terms of the rights to subscribe for shares of our common stock or ADSs will be set forth in a prospectus supplement, which will describe, among other things:

•	the exercise price;

•	the aggregate number of rights to be issued;

•	the number of shares or ADSs purchasable upon exercise of each right;

•	the procedures for exercising the right;

•	the date upon which the exercise of rights will commence;

•	the expiration date;

•	the extent to which the rights are transferable;

•	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed shares or ADSs;

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of the rights; and

•	any other material terms of the rights.

TAXATION

Chilean Tax Considerations

The following discussion summarizes material Chilean income and withholding tax consequences to foreign holders arising from the ownership and disposition of ADS rights, rights, shares and ADSs. The summary which follows does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase, own or dispose of ADS rights, rights, shares or ADSs and does not purport to deal with the tax consequences applicable to all categories of investors, some of which may be subject to special rules. Holders of shares and ADSs are advised to consult their own tax advisors concerning the Chilean and other tax consequences of the ownership of shares or ADSs.

The summary that follows is based on Chilean law, as in effect on the date hereof, and is subject to any changes in these or other laws occurring after such date, possibly with retroactive effect. Under Chilean law, provisions contained in statutes such as tax rates applicable to foreign investors, the computation of taxable income for Chilean purposes and the manner in which Chilean taxes are imposed and collected may be amended only by another law. In addition, the Chilean tax authority is legally and exclusively entitled to enact rulings and regulations of either general or specific application and interpret the provisions of the Chilean Income Tax Law. Chilean tax may not be assessed retroactively against taxpayers who act in good faith relying on such rulings, regulations and interpretations, but Chilean tax authorities may change their rulings, regulations and interpretations in the future. The discussion that follows is also based, in part, on representations by the depositary, and assumes that each obligation in the Deposit Agreement and any related agreement will be performed in accordance with its terms. As of this date, there is no applicable income tax treaty in effect between the United States and Chile. However, in 2010 the United States and Chile signed an income tax treaty that will enter into force once the treaty is ratified by both countries. There can be no assurance that the treaty will be ratified by either country. The following summary assumes that there is no applicable income tax treaty in effect between the United States and Chile.

As used in this prospectus, the term “foreign holder” means either:

•

in the case of an individual holder, a person who is not a resident of Chile; for purposes of Chilean taxation, an individual is resident of Chile if he or she has resided in Chile for more than six uninterrupted months in one calendar year, or a total of more than six uninterrupted months in two consecutive fiscal years; or

•

in the case of a legal entity holder, an entity that is not organized under the laws of Chile, unless the shares or ADSs are assigned to a branch, agent, representative, office or any other kind of permanent establishment of such entity in Chile.

Taxation of Shares and ADSs

Taxation of Cash Dividends and Property Distributions

General Rule: Cash dividends paid with respect to the shares or ADSs held by a foreign holder will be subject to Chilean withholding tax, which is withheld and paid by the company. As described in the example below, the amount of the Chilean withholding tax is determined by applying a 35% rate to a “grossed-up” distribution amount (such amount equal to the sum of the actual distribution amount and the correlative Chilean corporate income tax paid by the issuer), and then subtracting as a credit such correlative Chilean corporate income tax paid by the issuer. For years 2004 through 2010, the Chilean corporate income tax rate was 17%; for 2011 and thereafter the rate is 20%. The example below illustrates the effective Chilean withholding tax burden on a cash dividend received by a foreign holder, assuming a Chilean withholding tax base rate of 35%, an effective Chilean corporate income tax rate of 20% and a distribution of 50% of the net income of the company distributable after payment of the Chilean corporate income tax:

Line	Concept and calculation assumptions	Amount
1	Company taxable income (based on Line 1 = 100)	100.0
2	Chilean corporate income tax: 20% x Line 1	20.0
3	Net distributable income: Line 1 - Line 2	80.0
4	Dividend distributed (50% of net distributable income): 50% of Line 3	40
5	Withholding tax: (35% of (the sum of Line 4 and 50% of Line 2))	(17.5)
6	Credit for 50% of Chilean corporate income tax: 50% x Line 2	10
7	Net withholding tax: Line 5 + Line 6	(7.5)
8	Net dividend received: Line 4 - Line 7	32.5
9	Effective dividend withholding rate: Line 7 / Line 4	18.75%

In general, the effective Chilean dividend withholding tax rate, after giving effect to the credit for the Chilean corporate income tax paid by the company, can be computed using the following formula:

Effective Dividend	=	(Withholding tax rate) - (Chilean corporate income tax rate)

Withholding Tax Rate		1 - (Chilean corporate income tax rate)

Using the prevailing rates, the Effective Dividend Withholding Rate =

(35%-20%) / (100%-20%) = 18.75%

Dividends are generally assumed to have been paid out of the Company’s oldest retained profits for purposes of determining the level of Chilean corporate income tax that was paid by the Company.

Under Chilean Income Tax Law, dividend distributions made in property are subject to the same Chilean tax rules as cash dividends. Stock dividends that represent free shares distributed to foreign shareholders as a consequence of a capitalization made on the same corporation are not subject to Chilean taxation.

Exceptions: Despite the aforementioned general rule, there are special circumstances under which a different tax treatment would apply depending on the source of the income or due to special circumstances existing at the date of the dividend distribution. The most common special cases are briefly described below:

1)	Circumstances where there is no corporate income tax credit against the Chilean withholding tax: These cases are when: (i) the financial book profits paid as dividends (following the seniority rule indicated above) exceed the Company’s taxable income (such dividend distributions in excess of the company’s taxable income determined as of December 31 of the distribution’s year will be subject to the Chilean withholding tax at a rate of 35%, without the corporate income tax credit; in relation to the provisional withholding rule applicable on the date of the dividend payment, please see number 3 below); or (ii) the income was not subject to corporate income tax due to an exemption of the Chilean corporate income tax, in which case the foreign holder will be also subject to the Chilean withholding tax rate of 35% without the corporate income tax credit.

2)	Circumstances where dividends have been imputed to income exempted from all the Chilean income taxes: In these cases, dividends distributed by the company to the foreign holder will not be subject to Chilean withholding tax. Income exempted from Chilean income tax is expressly listed in the Chilean Income Tax Law.

3)	Circumstances where dividends are subject to a provisional withholding tax: In the event that on the date of the dividend distribution there are no earnings on which income tax has been paid and there are no tax-exempt earnings, a 35% Chilean withholding tax with a provisional 20% Chilean corporate income tax credit is applicable. This provisional 20% Chilean corporate income tax credit granted must be confirmed with the information of Company’s taxable income as of December 31 of the year in which the dividend was paid.

4)	Circumstances when it is possible to use in Chile certain credits against income taxes paid abroad, or “foreign tax credits”: This occurs when dividends distributed by the Chilean company have as their source income generated by companies domiciled in third countries. If that income was subject to withholding tax or corporate income tax in those third countries, such income will have a credit or “foreign tax credit” against corresponding Chilean taxes, which can be proportionally transferred to the shareholders of the Chilean company.

Taxation on Sale or Exchange of ADSs Outside Chile

Gains obtained by a foreign holder from the sale or exchange of ADSs outside Chile will not be subject to Chilean taxation.

In general terms, the new set of indirect transfer rules, effective as of September, 2012, provide that the capital gain obtained from the sale or disposition of shares of a company incorporated or domiciled outside Chile by a foreign holder may constitute Chilean sourced income and, therefore, may trigger Chilean income tax on such capital gain, provided certain specific requirements contained in the Chilean Income Tax Law are met.

The Chilean tax authority has recently issued Ruling No. 1307/2013, issued after the enactment of the new indirect transfer rules, that the sale of ADRs representing shares of Chilean companies is not a taxable event under such new rules. This is because the new indirect transfer rules are applicable when the target consists of quotas, stocks, shares, bonds, securities convertible into shares or any other kind of rights which represent part of the capital of a foreign legal entity or foreign equity. Therefore, given that ADRs of Chilean companies represent local shares, the new indirect transfer rules would not be applicable.

As stated above, Chilean tax authority rulings are not binding on taxpayers, who are free to take different positions based on their interpretation of the tax law, and may challenge the tax authority’s interpretations in court. However, such rulings are binding on the Chilean tax authority if a taxpayer has relied on such interpretations in good faith.

Taxation on Sale or Exchange of Shares

Article 107 of the Chilean Income Tax Law includes a tax exemption on capital gains arising from the sale of shares of listed companies traded in the stock markets. Although there are certain restrictions, in general terms, this article provides that in order to qualify for the capital gain exemption: (i) the shares must be of a publicly held stock corporation with a certain minimum level of trading on a stock exchange; (ii) the sale must be carried out in a Chilean stock exchange authorized by SVS, or in a tender offer subject to Chapter XXV of the Chilean Securities Market Law, or as a result of the contribution of securities into a mutual fund under the provisions of Article 109 of the Chilean Income Tax Law; (iii) the shares which are being sold must have been acquired on a Chilean stock exchange authorized by the SVS, or in a tender offer subject to Chapter XXV of the Chilean Securities Market Law, or in an initial public offering (due to the creation of a company or to a capital increase), or in an exchange of public offered securities convertible into shares, or as a result of the redemption of securities subject to the provisions of Article 109 of the Chilean Income Tax Law; and (iv) the shares must have been acquired after April 19, 2001.

Another tax exemption may be available for capital gains arising from the sale of significantly traded shares of listed companies traded on the stock markets. According to Article 106 of the Chilean Income Tax Law, the sale or disposition of shares of Chilean public corporations which are significantly traded on a Chilean stock exchange by foreign institutional investors, such as mutual funds, pension funds and others, is exempted from any Chilean tax on capital gains if the sale or disposition was made through a Chilean stock exchange authorized by the SVS, or within the process of a public tender a tender offer subject to Chapter XXV of the Chilean Securities Market Law.

To qualify as a foreign institutional investor, entities must be at least one of the following:

•	a fund that makes public offers of its shares in a country in which its public debt has been rated investment grade by an international risk classification agency qualified as such by the SVS;

•

a fund that is registered with a regulatory entity of a country in which its public debt has been rated investment grade by an international risk classification agency qualified as such by the SVS, provided that the investments in Chile, including securities issued abroad that represent Chilean securities, held by the fund represent less than 30% of its total assets value;

•

a fund whose investments in Chile, including securities issued abroad representing Chilean securities, represent less than 30%, of its total assets value, provided that no more than 10% of the equity or right to the profits of the fund taken as a whole is directly or indirectly owned by Chilean residents;

•

a pension fund that is exclusively formed by individuals that receive their pension on account of capital accumulated in the fund, or the main purpose of which is to finance the establishment or increase of pensions of individuals and it is regulated and supervised by the competent foreign authority;

•

a fund regulated by Chilean Law Nº 18,657 (referred to as Foreign Capital Investment Funds Law), in which case all holders of its shares must reside abroad or be qualified as local institutional investors; or

•

another kind of institutional foreign investor that complies with the characteristics defined by a regulation within the prior report of the SVS and the Chilean tax authority (Chilean Internal Revenue Service).

In order to be entitled to the exemption, foreign institutional investors, during the time in which they operate in Chile, must:

•	be organized abroad and not be domiciled in Chile;

•	prove their qualification as foreign institutional investors as mentioned above;

•	not participate, directly or indirectly, in the control of the issuers of the securities in which they invest and not hold, directly or indirectly, 10% or more of such companies’ capital or profits;

•

execute an agreement in writing with a Chilean bank or securities broker in which the intermediary is responsible for the execution of purchase and sale orders and for the verification, at the time of the respective remittance, that such remittances relate to capital gains that are exempt from income tax in Chile or, if they are subject to income tax, that the applicable withholdings have been made; and

•	register in a special registry with the Chilean tax authority (Chilean Internal Revenue Service).

If the shares do not qualify for any of the above exemptions, capital gains on their sale or exchange of shares (as distinguished from sales or exchanges of ADSs representing such shares of common stock) could be subject to two alternative tax regimes: (a) general tax regime, with a 20% Chilean corporate income tax and a 35%

Chilean withholding tax, the former being creditable against the latter; or (b) a 20% Chilean corporate income tax as sole tax regime, when all the following circumstances are met: (i) the sale is made between unrelated parties, (ii) the sale of shares is not a recurrent or habitual activity for the seller and (iii) at least one year has elapsed between the acquisition and the sale of the shares.

Capital gains taxes obtained by foreign holders from the sale of shares of common stock received in exchange for ADSs must be withheld by the buyer upon payment. The buyer must declare and pay the taxes until the twelfth day of the month following payment. As a general rule, the withholding rate applicable acts as provisional withholding, the amount withheld being creditable against the taxes declared by the seller in its annual tax return in April of the following year. However, in some cases, if the taxes withheld completely satisfy the taxes applicable to the capital gain, the foreign holder might be released from the duty of filing a tax return. The withholding rules vary depending on the taxation applicable to the capital gain as follows:

•

When a capital gain is subject to both first category tax and withholding tax, a provisional withholding shall be made on account of the seller’s final taxes at a rate equal to the difference between the withholding tax and the first category tax rates in force at the time of the sale (15% under the current rates). This 15% rate is applicable to the gross amount remitted abroad. However, if the taxable gain is already determinable at the moment of the withholding (in case the buyer is able to determine the exact gain derived from the transaction), a 35% withholding tax shall be applied as a final withholding tax, instead of the provisional withholding made on account of the total tax due. In this case, the 35% rate applies to the relevant capital gain.

•

When a capital gain is subject to first category tax levied as the sole tax, a provisional withholding shall be made on account of the seller’s final taxes at a 5% rate. This 5% rate is applicable over the gross amount remitted abroad. However, if the taxable gain is already determinable at the moment of the withholding (in case the buyer is able to determine the exact gain derived from the transaction), the withholding shall be made with the first category tax rate (20% under the current rates) applicable to the relevant capital gain.

The date of acquisition of the ADSs is considered to be the date of acquisition of the shares for which the ADSs are exchanged.

Taxation of Rights and ADS Rights

For Chilean tax purposes, the receipt of rights or ADS rights by a foreign holder of shares or ADSs pursuant to a rights offering is a nontaxable event. In addition, there are no Chilean income tax consequences to foreign holders upon the exercise or the lapse of the rights or the ADS rights.

Any gain on the sale, exchange or transfer of the ADS rights by a foreign holder is not subject to taxes in Chile.

Any gain on the sale, exchange or transfer of the rights by a foreign holder is subject to a 35% Chilean withholding tax.

Other Chilean Taxes

In general, there is no gift, inheritance or succession tax applicable to the ownership, transfer or disposition of ADSs by foreign holders, but such taxes will generally apply to the transfer at death or by gift of the shares by a foreign holder. There is no Chilean stamp, issue, registration or similar taxes or duties payable by holders of shares or ADSs.

Material U.S. Income Tax Considerations

TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT ANY DISCUSSION OF U.S. FEDERAL TAX MATTERS SET FORTH HEREIN WAS WRITTEN IN CONNECTION WITH THE MARKETING OF THE SHARES AND ADSS AND WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY ANY PROSPECTIVE INVESTOR, FOR THE PURPOSE OF AVOIDING PENALTIES UNDER U.S. TAX LAW. EACH PROSPECTIVE INVESTOR SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof. These authorities are subject to change, possibly with retroactive effect. It also is based in part on representations by the Depositary and assumes that each obligation under the Deposit Agreement and any related agreement will be performed in accordance with its terms.

The following are the material U.S. federal income tax consequences to U.S. Holders (as defined herein) of receiving, owning and disposing of ADS rights, rights, shares or ADSs, but it does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular person’s decision to hold such securities and is based on the assumption stated above under “Chilean Tax Considerations” that there is no applicable income tax treaty in effect between the United States and Chile. This discussion does not address any U.S. state or local, or non-U.S. tax consequences of the acquisition, ownership or disposition of ADS rights, rights, shares or ADSs. In addition, this discussion does not address any U.S. federal tax consequences other than U.S. federal income tax consequences, such as the estate and gift tax, or the Medicare tax on net investment income. The discussion applies only if the beneficial owner holds ADS rights, rights, shares or ADSs as capital assets for U.S. federal income tax purposes and it does not describe all of the tax consequences that may be relevant in light of the beneficial owner’s particular circumstances. For instance, it does not describe all the tax consequences that may be relevant to:

•	certain financial institutions;

•	insurance companies;

•	dealers and traders in securities who use a mark-to-market method of tax accounting;

•	persons holding shares or ADSs as part of a “straddle,” integrated transaction or similar transaction;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons liable for the alternative minimum tax;

•	tax-exempt organizations;

•	persons that own or are deemed to own ten percent or more of our stock; or

•	persons holding ADS rights, rights, shares or ADSs in connection with a trade or business conducted outside of the United States.

If an entity classified as a partnership for U.S. federal income tax purposes holds ADS rights, rights, shares or ADSs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Partnerships holding ADS rights, rights, shares or ADSs and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of the ADS rights, rights, shares or ADSs.

You are a “U.S. Holder” for purposes of this discussion if you are a U.S. Holder of our ADS rights, rights, shares or ADSs and if you are, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States; or

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; or

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) that validly elects to be treated as a U.S. person for U.S. federal income tax purposes or (ii) if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust.

In general, if a U.S. Holder owns ADSs, such owner will be treated as the owner of the shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, no gain or loss will be recognized if a U.S. Holder exchanges ADSs for the underlying shares represented by those ADSs.

The U.S. Treasury has expressed concerns that parties to whom ADSs are released before shares are delivered to the depositary (pre-release) or intermediaries in the chain of ownership between U.S. Holders and the issuer of the security underlying the ADSs may be taking actions that are inconsistent with the claiming of foreign tax credits for U.S. Holders of depositary shares. Such actions would also be inconsistent with the claiming of the reduced tax rates, described below, applicable to dividends received by certain non-corporate U.S. Holders. Accordingly, the analysis of the creditability of Chilean taxes, and the availability of the reduced tax rates for dividends received by certain non-corporate holders, each described below, could be affected by actions taken by such parties or intermediaries.

This discussion assumes that, and the Company believes that, the Company is not, and will not become, a passive foreign investment company, as described below.

U.S. Holders should consult their tax advisors with respect to their particular tax consequences of owning or disposing of ADS rights, rights, shares or ADSs, including the applicability and effect of state, local, non-U.S. and other tax laws and the possibility of changes in tax laws.

Taxation of Distributions

Distributions paid on shares or ADSs other than certain pro rata distributions of shares of common stock, or rights to acquire common stock, will be treated as dividends taxable as ordinary income to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported as dividends.

Subject to applicable limitations and the discussion above regarding concerns expressed by the U.S. Treasury, dividends paid by qualified foreign corporations to a U.S. Holder that is not a corporation are taxable at a maximum rate of 20%. A foreign company is treated as a qualified foreign corporation with respect to dividends paid on stock that is readily tradable on an established securities market in the United States, such as the New York Stock Exchange where our ADSs are traded. A U.S. Holder should consult its tax advisor to determine whether the favorable rate will apply to dividends it receives and whether it is subject to any special rules that limit its ability to be taxed at this favorable rate.

The amount of a dividend will include the net amount withheld by us in respect of Chilean withholding taxes on the distribution. The amount of the dividend will be treated as foreign-source dividend income to a U.S. Holder and will not be eligible for the dividends-received deduction generally allowed to U.S. corporations under the Code. Dividends will be included in a U.S. Holder’s income on the date of its, or in the case of ADSs, the depositary’s, receipt of the dividend. The amount of any dividend paid in Chilean pesos will be a U.S. dollar amount calculated by reference to the exchange rate for converting Chilean pesos into U.S. dollars in effect on the date of such receipt regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars on a date after the date of receipt.

Subject to applicable limitations that may vary depending upon a U.S. Holder’s circumstances and subject to the discussion above regarding concerns expressed by the U.S. Treasury, the net amount of Chilean withholding tax (after reduction for the credit for Chilean corporate income tax, as discussed above under “—Chilean Tax Considerations—Taxation of Shares and ADSs—Taxation of Cash Dividends and Property Distributions”) withheld from dividends on shares or ADSs will be creditable against a U.S. Holder’s U.S. federal income tax liability. The rules governing foreign tax credits are complex and, therefore, a U.S. Holder should consult its tax advisor regarding the availability of foreign tax credits in its particular circumstances. Instead of claiming a credit, a U.S. Holder may, at its election, deduct such Chilean taxes in computing its taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all taxes paid or accrued in the taxable year to foreign countries and possessions of the United States.

Sale or Other Disposition of Shares or ADSs

The gain or loss a U.S. Holder realizes on the sale or other disposition of shares or ADSs will be a capital gain or loss, and will be a long-term capital gain or loss if the U.S. Holder has held the shares or ADSs for more than one year. The amount of a U.S. Holder’s gain or loss will equal the difference between the U.S. Holder’s tax basis in the shares or ADSs disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. Such gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. In addition, certain limitations exist on the deductibility of capital losses by both corporate and individual taxpayers.

In certain circumstances, Chilean taxes may be imposed upon the sale of shares. See “—Chilean Tax Considerations—Taxation of Shares and ADSs”. If a Chilean tax is imposed on the sale or disposition of shares, and the U.S. Holder does not receive significant foreign-source income from other sources, such U.S. Holder may not be able to credit such Chilean tax against its U.S. federal income tax liability.

Passive Foreign Investment Company Rules

Based upon our current and projected income, assets and activities, we do not expect to be considered a PFIC for our current fiscal year or for future fiscal years. However, because the determination of whether we are a PFIC will be based upon the composition of our income, assets and the nature of our business, as well as the income, assets and business of entities in which we hold at least a 25% interest, from time to time, and because there are uncertainties in the application of the relevant rules, there can be no assurance that we will not be considered a PFIC for any fiscal year. If we are a PFIC for any fiscal year, U.S. Holders (including certain indirect U.S. Holders) may be subject to adverse tax consequences, including the possible imposition of an interest charge on gains or “excess distributions” allocable to prior years in the U.S. Holder’s holding period during which we are determined to be a PFIC. If we are deemed to be a PFIC for a taxable year, dividends on our shares or ADSs would not be “qualified dividend income” eligible for preferential rates of U.S. federal income taxation. In addition, if we are a PFIC, U.S. Holders will generally be required to comply with annual reporting requirements. U.S. Holders should consult their tax advisors regarding the application of the PFIC rules to them.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and to backup withholding unless (i) the U.S. Holder is an exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against its U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Legislation enacted in 2010 may require certain U.S. Holders to report information to the IRS with respect to their investment in shares unless certain requirements are met. Investors who fail to report required information could become subject to substantial penalties. Prospective investors are encouraged to consult their tax advisors regarding the possible implications of this new legislation on their investment in ADSs.

A U.S. Holder should consult its tax advisor with respect to the particular consequences to it of receiving, owning or disposing of ADS rights, rights, shares or ADSs.

PLAN OF DISTRIBUTION

We may sell the shares of common stock, including shares represented by ADSs, and rights to subscribe for shares of common stock (including in the form of ADSs), from time to time, including shares represented by ADSs, as follows:

•	through agents;

•	to dealers or underwriters for resale;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

We may solicit offers to purchase the securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase securities from the public on our or their behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act.

From time to time, we may sell securities to one or more dealers as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those securities to the public.

We may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we sell securities to underwriters, we will execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include information about any underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.

Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification by us against civil liabilities, including liabilities under the Securities Act.

In connection with an offering, the underwriters, including any affiliate of ours that is acting as an underwriter or prospective underwriter, may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered. These transactions may include overalloting the offering, creating a syndicate short position, and engaging in stabilizing transactions and purchases to cover positions created by short sales. Overallotment involves sales of the securities in excess of the principal amount or number of the securities to be purchased by the underwriters in the applicable offering, which creates a short position for the underwriters. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities in connection with an offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount it received because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, Compañía Cervecerías Unidas S.A. and its subsidiaries.

In addition, we may offer securities to or through our affiliates, as underwriters, dealers or agents. Our affiliates may also offer the securities in other markets through one or more selling agents, including one another.

If so indicated in the applicable prospectus supplement, we will authorize dealers or other persons acting as our agent to solicit offers by some institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others.

Unless otherwise indicated in the applicable prospectus supplement or confirmation of sale, the purchase price of the securities will be required to be paid in immediately available funds in New York City.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters with respect to the laws of Chile, including the validity of the common stock and the rights to subscribe for common stock, will be passed upon for us by Claro & Cía, Santiago, Chile. Certain matters of U.S. federal and New York law will be passed upon for us by Milbank, Tweed, Hadley & McCloy LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Registration Statement by reference to the Annual Report on Form 20-F for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers, Consultores, Auditores y Cía. Ltda, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a publicly held stock corporation organized under the laws of Chile. One of our nine directors resides in the United States. None of our executive officers are residents of the United States. In addition, all or a substantial portion of our assets and the assets of our directors and officers are located outside the United States. As a result, except as explained below, it may not be possible for investors to effect service of process within the United States upon such persons, or to enforce against them or us in U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States or otherwise obtained in U.S. courts.

No treaty exists between the United States and Chile for the reciprocal enforcement of judgments. Chilean courts, however, have enforced final judgments rendered in the United States by virtue of the legal principles of reciprocity and comity, subject to the review in Chile of the United States judgment in order to ascertain whether certain basic principles of due process and public policy have been respected without reviewing the merits of the subject matter of the case. If a United States court grants a final judgment for the payment of money in an action based on the civil liability provisions of the federal securities laws of the United States, enforceability of this judgment in Chile will be subject to the obtaining of the relevant “exequatur” (i.e., recognition and enforcement of the foreign judgment) according to Chilean civil procedure law in force at that time, and consequently, subject to the satisfaction of certain factors. Currently, the most important of these factors are:

•	the existence of reciprocity;

•	the absence of any conflict between the foreign judgment and Chilean laws (excluding for this purpose the laws of civil procedure) and public policies;

•	the absence of a conflicting judgment by a Chilean court relating to the same parties and arising from the same facts and circumstances;

•	the absence of any further means for appeal or review of the judgment in the jurisdiction where judgment was rendered;

•	the Chilean courts’ determination that the United States courts had jurisdiction;

•	that service of process was appropriately served on the defendant and that the defendant was afforded a real opportunity to appear before the court and defend its case; and

•	that enforcement would not violate Chilean public policy.

In general, the enforceability in Chile of final judgments of United States courts does not require retrial in Chile but a review of certain relevant legal considerations (i.e. principles of due process and public policy). However, there is doubt:

•	as to the enforceability in original actions in Chilean courts of liabilities predicated solely on the United States federal securities laws; and

•

as to the enforceability in Chilean courts of judgments of United States courts obtained in actions predicated solely upon the civil liability provisions of the federal securities laws of the United States.

In addition, foreign judgments cannot be enforced in any way against properties located in Chile, which, as a matter of Chilean law, are subject exclusively to Chilean law and to the jurisdiction of Chilean courts.

We have appointed Puglisi & Associates as our authorized agent upon which service of process may be served in any action which may be instituted against us in any United States federal or state court having subject matter jurisdiction in the State of New York, County of New York arising out of or based upon the ADSs or the Deposit Agreement.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant has entered into directors’ service agreements with its directors, pursuant to which the Registrant has agreed to indemnify them against any liability brought against them by reason of their service as directors, except in cases where such liability arises from fraud, dishonesty, bad faith, gross negligence, willful default or willful misfeasance.

The Registrant maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (2) to the Registrant with respect to payments which may be made by the registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

ITEM 9. EXHIBITS.

The following exhibits are filed herewith or incorporated by reference herein:

1.1	Form of Underwriting Agreement.*

1.2	Form of ADS Rights Agency Agreement. *

3.1	Unofficial English translation of By-laws of Compañía Cervecerías Unidas S.A.

4.1	Amended and Restated Deposit Agreement dated as of July 31, 2013 among the Company, JP Morgan Chase Bank N.A., as depositary, and all holders and beneficial owners from time to time of American Depositary Shares issued thereunder (incorporated by reference to Exhibit a to Form F-6 filed on July 31, 2013).

5.1	Opinion of Claro & Cía.

8.1	Tax opinion of Claro & Cía. (included in Exhibit 5.1).

8.2	Tax opinion of Milbank Tweed Hadley & McCloy LLP.

23.1	Consent of PricewaterhouseCoopers.

23.2	Consent of Claro & Cía. (included in Exhibit 5.1)

23.3	Consent of Milbank Tweed Hadley & McCloy LLP (included in Exhibit 8.2).

24.1	Power of Attorney of certain directors and officers of the Registrant (included in the signature page to this Registration Statement).

*	To be filed by amendment to the Registration Statement or incorporated by reference from documents filed or to be filed with the SEC under the Exchange Act.

ITEM 10. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in such prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”), pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20-percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that:

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424 (b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424 (b)(2), or (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Santiago, Chile, on August 15, 2013.

Compañía Cervecerías Unidas S.A.

By:	/s/ Patricio Jottar
Name:	Patricio Jottar
Title:	Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Marcela Achurra or Roelf Duursema or either of them, his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any related registration statement filed pursuant to Rule 462(b) under the Security Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granted unto said attorney-in-fact and agents, full power and authority to do and to perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them or their substitutes or substitutes, could lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on August 15, 2013.

/s/ Patricio Jottar Patricio Jottar	Chief Executive Officer (Principal Executive Officer)

/s/ Ricardo Reyes Ricardo Reyes	Chief Financial Officer (Principal Financial Officer)

/s/ Roelf Duursema Roelf Duursema	General Comptroller

Andrónico Luksic	Chairman of the Board and Director

/s/ John Nicolson John Nicolson	Vice Chairman of the Board and Director

/s/ Manuel José Noguera Manuel José Noguera	Director

Phillipe Pasquet	Director

/s/ Francisco Pérez Mackenna Francisco Pérez Mackenna	Director

/s/ Jorge Luis Ramos Santos Jorge Luis Ramos Santos	Director

/s/ Carlos Molina Solís Carlos Molina Solís	Director

/s/ Vittorio Corbo Lioi Vittorio Corbo Lioi	Director

/s/ Pablo Granifo Pablo Granifo	Director

/s/ Donald J. Puglisi Donald J. Puglisi	Authorized Representative in the United States Managing Director, Puglisi & Associates

EXHIBIT INDEX

The following exhibits are filed herewith or incorporated by reference herein:

1.1	Form of Underwriting Agreement.*

1.2	Form of ADS Rights Agency Agreement.*

3.1	Unofficial English translation of By-laws of Compañía Cervecerías Unidas S.A.

4.1	Amended and Restated Deposit Agreement dated as of July 31, 2013 among the Company, JP Morgan Chase Bank N.A., as depositary, and all holders and beneficial owners from time to time of American Depositary Shares issued thereunder (incorporated by reference to Exhibit a to Form F-6 filed on July 31, 2013).

5.1	Opinion of Claro & Cía.

8.1	Tax opinion of Claro & Cía. (included in Exhibit 5.1).

8.2	Tax opinion of Milbank Tweed Hadley & McCloy LLP.

23.1	Consent of PricewaterhouseCoopers.

23.2	Consent of Claro & Cía. (included in Exhibit 5.1)

23.3	Consent of Milbank Tweed Hadley & McCloy LLP (included in Exhibit 8.2).

24.1	Power of Attorney of certain directors and officers of the Registrant (included in the signature page to this Registration Statement).

*	To be filed by amendment to the Registration Statement or incorporated by reference from documents filed or to be filed with the SEC under the Exchange Act.